ASSET PURCHASE AGREEMENT



         THIS ASSET PURCHASE AGREEMENT, dated as of March 6, 1996, by and among DEL GLOBAL TECHNOLOGIES CORP. (formerly known as Del Electronics Corp.), a New York corporation with offices at 1 Commerce Park, Valhalla, New York 10595 ("Del"), GENDEX-DEL MEDICAL IMAGING CORP., a Delaware corporation with offices at 11550 West King Street, Franklin Park, Illinois 60131 and a wholly owned subsidiary of Del ("Purchaser"), and DENTSPLY INTERNATIONAL INC., a Delaware corporation with offices at 570 West College Avenue, York, Pennsylvania 17405-0872 ("Seller").


                              W I T N E S S E T H:


         WHEREAS, Del owns all of the issued and outstanding shares of capital stock of Purchaser;

         WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase certain selected assets of the GENDEX MEDICAL DIVISION OF DENTSPLY ("Gendex Division"); and

         WHEREAS, in connection with and as partial consideration for the sale of the Assets, as hereafter defined, Del and Seller shall enter into a Non-Compete Agreement with each other in the form of Schedule 1 attached hereto (the "Non-Compete Agreement") and Del shall guarantee the performance and obligation of Purchaser under this Agreement and the agreements referenced herein.

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                    ARTICLE I

         Section 1. Definitions. For purposes of this Agreement, the words and terms listed below shall have the following meanings:

                   (a) "Assets" means certain selected assets of the Gendex Division, including inventory, equipment, machinery, leasehold improvements, patents, manufacturing know-how and technology, plans, diagrams and other intangible assets of the Gendex Division used in the fabrication of parts or assemblies of the Gendex Division at the Facility, including toolings owned by the Gendex Division and related to the operation at the Facility and presently in the possession of third party vendors all as more specifically described in
Section 2.1 hereof.

                   (b) "Business" means the business presently conducted by the Gendex Division at the Facility including, but not limited to, the design, manufacture, repair, marketing, distribution and/or sale of medical imaging devices and related components, including equipment for veterinary and chiropractic uses.

                   (c) "Closing" means the events which take place on the Closing Date for the purpose of consummating this Agreement.

                   (d) "Closing Date" means 10:00 A.M. on the date hereof, or such other date and time selected by Del and Seller for the Closing.

                   (e) "EBIT" means earnings before interest and taxes as further defined in Section 2.4.

                   (f) "Environmental Laws" means all laws, regulations, rules and ordinances of any relevant State or any political subdivision thereof and the United States of America respecting the environment, including without limitation the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et. seq.), and the Comprehensive Environmental Responsibility Compensation and Liability Act, as amended (42 U.S.C. ss.9601 et. seq.).

                   (g) "Fabricated Parts" means certain fabricated and other parts relating to the Products which are identified in Schedule 7.9.

                   (h) "Facility" means the business facility used by the Gendex Division located at 11550 West King Street, Franklin Park, Illinois.

                   (i) "Federal Government" means the government of the United States of America and any agency, department, authority, commission, board, branch, bureau or division thereof.

                   (j) "Hazardous Substances" means any pollutants and dangerous substances including without limitation radon and any hazardous waste or hazardous substances as defined in any of the Environmental Laws.

                   (k) "PPI " means the United States Bureau of Labor Statistics Producer Price Index.

                   (l) "Products" means the products currently manufactured and/or sold by the Business.

                   (m) "Transaction Documents" means this Agreement and all of the agreements referenced herein.

                                   ARTICLE II

         Section 2. Purchase and Sale.

              2.1. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, assign, transfer, convey and deliver to Purchaser and Purchaser hereby agrees to purchase and accept from Seller, on the Closing Date all of the following Assets of the Gendex Division free and clear of all liens and encumbrances:

                   (a) All inventory of the Business, including but not limited to, work in process, finished goods, stock, packaging and components, as more specifically described in Schedule 2.1(a) attached hereto (not including raw materials and input products located at Seller's facilities other than the Facility);

                   (b) All books (excluding minute book, stock books and stock record books and stock ledgers), papers, records, files, including without limitation, all correspondence, customer lists, credit and sales reports, data processing records, documents and records relating exclusively to the Business and the Assets;

                   (c) All machinery and equipment, tools, dies and related equipment of the Business, as more specifically described in Schedule 2.1(c) attached hereto;

                   (d) All leasehold improvements of the Business, as more specifically described in Schedule 2.1(d) attached hereto;

                   (e) All rights of the Business under property, equipment and other leases, as more specifically described in Schedule 2.1(e) attached hereto;

                   (f) All trademarks, trade names, copyrights, patents and all other Business Rights, as hereinafter defined, as more specifically described in
Schedule 2.1(f) attached hereto;

                   (g) All designs, drawings, specification sheets, test data, technical literature, manufacturing and process information, manufacturing know-how, technology, trade secrets, plans, diagrams, schematics, proprietary data, product development data, related art work including all information contained on any media (CD-ROM, tape, computer software), supplier lists, promotional literature, marketing documents, market research, credit information, open bid and quotation documents and all other intangible property, including the Gendex Division dealer network and the telephone number of the Gendex Division and rights to the name "Universal Imaging", which is owned and used exclusively by or for the Business; and

                   (h) Certain contracts and long-term supply agreements of the Business specifically described in Schedules 5.5 and 7.4, respectively, attached hereto.

         It is hereby expressly understood and agreed that the Gendex Division's Assets are to be transferred and conveyed to Purchaser as above specified, in the condition existing at the time of this Agreement, by good and sufficient bill of sale, and other necessary documents of transfer, free and clear of all liens, charges, encumbrances, debts, liabilities and obligations whatsoever, except those which are or arise out of obligations which are expressly assumed by Purchaser hereunder.

              2.2. Assets Not Being Acquired. Excluded from the Assets to be sold, conveyed, transferred, assigned by Seller, and purchased and accepted by Purchaser under Section 2 hereof, are the following:

                   (a) All cash and cash equivalents (such as certificates of deposit, treasury bills and marketable securities);

                   (b) All accounts or notes receivable of any type;

                   (c) The computer software and hardware at the Facility which is licensed by Seller from a third party or not included on Schedule 2.1(c); and

                   (d) The names "DENTSPLY" and "GENDEX" whether used as trademarks, service marks, trade names, logos or in any other manner, except that Seller and Purchaser shall enter a licensing agreement in accordance with
Section 7.3 of this Agreement.

              2.3. Purchase Price. In reliance upon the representations and warranties of Seller contained herein, and subject to the terms and conditions of this Agreement, Purchaser hereby agrees to purchase the Assets for the aggregate purchase price set forth below:

                   (a) Five Million Seven Hundred Thousand ($5,700,000) Dollars (the "Cash"), payable on the Closing Date by wire transfer to Seller's account of immediate funds; and

                   (b) One Million Eight Hundred Thousand ($1,800,000) Dollars, payable pursuant to the terms and conditions of a non-negotiable subordinated promissory note (the "Note") in the form attached hereto as Schedule 2.3(b). The Cash and the Note are collectively referred to herein as the "Purchase Price".

              2.4. Contingent Consideration.

                   (a) Purchaser further agrees, in the event that the EBIT of Purchaser exceeds $2,000,000 in either of (i) the twelve month period immediately following the Closing Date ("Year One") or (ii) the twelve month period immediately following Year One ("Year Two"), to pay to Seller the additional sum of One Million ($1,000,000) Dollars (the "Contingent Consideration"). The Contingent Consideration shall be paid by Purchaser to Seller not later than thirty (30) days following the delivery to Seller of Purchaser's financial statements for Year One or Year Two, as the case may be. For purposes of verifying Purchaser's calculation of EBIT during Year One and/or Year Two, Purchaser shall permit Seller or its authorized agents after reasonable prior written notice to review, at Seller's expense, Purchaser's books of account during normal business hours; provided that, if Seller's audit reveals that EBIT was miscalculated by Purchaser and underreported to Seller by five percent (5%) or more, then Seller's costs and expenses of such audit shall be reimbursed by Purchaser within ten (10) days of submission from Seller to Purchaser of any invoices for such costs and expenses.

                   (b) It is the intent of the parties to develop a method of calculating EBIT of the Purchaser which will be equitable to both parties and which will not artificially increase or decrease the annual EBIT amounts. EBIT shall be computed using the same U.S. generally accepted accounting principles ("GAAP") used by Del in the preparation of its financial statements. For purposes of calculating EBIT hereunder, EBIT will be costed using the FIFO method. For purposes of this Section 2.4, EBIT Products shall include any products sold by Purchaser which are currently sold by the Gendex Division, products sold under the Distribution Agreement (as herein defined), and any comparable or similar new products subsequently developed by Purchaser (hereinafter "EBIT Products"); provided, however, that existing products transferred to Purchaser from its affiliates shall not be included in calculating EBIT so long as the revenues and related costs of any such products transferred to Purchaser shall be determined in a manner consistent with how Purchaser determines the revenues and related costs of its other products. Sales of EBIT Products to other business units of Del shall be recorded at the time of shipment by Purchaser to Del's other business units. The selling price of EBIT Products sold or transferred by Purchaser to Del's other business units shall be determined in accordance with third party pricing practices. Purchaser may include expenses for direct or indirect costs incurred by or on behalf of Purchaser but shall not include any general overhead or stewardship charges from Del or its affiliates, including Del's corporate overhead expenses.

                   2.5. Reliance on the Non-Compete Agreement. Seller hereby acknowledges that Purchaser would not have entered into this Agreement but for the execution by it of the Non-Compete Agreement. The terms of the Non-Compete Agreements are incorporated herein by reference and made a part hereof.

                                   ARTICLE III

         Section 3. Allocation of Purchase Price. The Purchase Price described in Section 2.3 hereof will be allocated as set forth in Schedule 3. Seller, Purchaser and Del each agree that it will adopt and utilize the amounts allocated to each asset or class of assets set forth in Schedule 3 for purposes of all Federal, state and other income tax returns filed by each of them, file all such documents and statements required by Section 1060 of the Internal Revenue Code of 1986 reflecting the allocations set forth in Schedule 3 and that each of them will not voluntarily take any position inconsistent therewith upon examination of any such tax return, in any refund claim, in any litigation or otherwise with respect to such income tax returns.

                                   ARTICLE IV

         Section 4. Liabilities.

                   (a) Except as expressly assumed under this Agreement, Seller acknowledges and agrees that Purchaser shall not assume, pay perform or discharge, or, as the case may be, take subject to, any obligations and liabilities in respect of any agreements and other binding arrangements related to the Assets or the Business or with respect to claims, actual or contingent, penalties, interest and fines arising or based on occurrences or events existing prior to the Closing Date, including but not limited to, liability for the Facility not being in compliance with Environmental Laws, the claims and actions described in Schedule 2.1(f) for occurrences or activities prior to the Closing Date, volume dealer discounts earned and unpaid prior to the Closing Date, bank or other debt, unemployment liability, commissions, payroll taxes, severance, vacation, bonus, customer allowances and discounts, intercompany balances, vendor accounts payable, all other accrued expenses, claims for Federal, state or local taxes, pending or threatened lawsuits and any claim of any present or former employee of Seller, whether under any pension, profit sharing, and/or continuation health coverage, union benefit plan, union contract or otherwise.

                   (b) Purchaser, in addition to liabilities specifically identified under this Agreement as assumed by Purchaser, hereby assumes (i) liabilities relating to the Assets or the Business which arise after the Closing Date and (ii) any obligations to be performed after the Closing under contracts assumed by Purchaser, except for liabilities relating to performance or breach of contracts occurring prior to the Closing Date.

                                    ARTICLE V

         Section 5. Representations and Warranties by Seller. Subject to the Schedules and other agreements in connection with the transactions contemplated herein or as reflected in the financial information provided by Seller to Purchaser, Seller represents and warrants to Purchaser and Del as of the date of this Agreement and Closing, as set forth below:

              5.1. Organization, Existence and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all corporate power and authority to execute, deliver and perform this Agreement and the other agreements and instruments to be executed and delivered by Seller pursuant hereto and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of Seller's Certificate of Incorporation or By-Laws or, to Seller's knowledge, of any law or regulation applicable to Seller or the Gendex Division or of any agreement, mortgage, license, lease, arrangement, instrument, order, arbitration award, judgment or decree to which Seller or the Gendex Division is a party or by which Seller or the Gendex Division is bound or result in the creation of any lien, charge, security interest or other encumbrance on the Assets other than as contemplated by this Agreement.

              5.2. Power and Authority. All corporate acts and other proceedings required to be taken by or on the part of Seller to authorize Seller to carry out this Agreement and such other agreements and instruments to be executed and delivered by Seller pursuant hereto and the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and constitutes, and such other agreements and instruments when duly executed and delivered by Seller will constitute, legal, valid and binding obligations enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting creditors rights or by general equitable principles under common law. The execution, delivery and performance by Seller of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on the Assets under, any agreement by which Seller may be bound or affected.

              5.3. Consents. Except as set forth in Schedule 5.3 hereof, no consent, filing or approval of any Federal, state or local governmental agency or department or any other person not a party to this Agreement is required or necessary in connection with the execution, delivery and performance under this Agreement or Transaction Documents, as defined herein, or to consummate the transactions contemplated hereby and thereby.

              5.4. Properties. Seller has good title to or a leasehold interest in and to all of the Assets except as to the Patents, which are held by a wholly owned subsidiary of Seller which has good title in accordance with this representation. All machinery and equipment will be delivered at Closing in the same condition as on the date hereof. The Assets are free and clear of all liens, encumbrances, claims, security interests and charges of any kind whatsoever, other than as disclosed on Schedule 5.4.

                   (a) All Inventory of raw materials, components, work in process and finished goods of the Gendex Division are as set forth in Schedule 2.1(a). Such inventories consist of items of a quality conforming to current specifications, usable and saleable and, except as provided in Schedule 2.1(a), not requiring any rework prior to sale in excess of normal operating levels consistent with past practices, and all such inventory of finished goods is good and marketable, on a normal basis and is merchantable and fit for the particular purpose for which it is intended, except for excess and obsolete items of all such inventory which have been written down to net realizable market value or for which an adequate reserve has been provided on the Financial Statements, as defined in Section 10.1(a) of this Agreement, in accordance with past accounting practices, policies and procedures of the Gendex Division.


              5.5. Compliance with Agreements. To the best of Seller's knowledge, set forth on Schedule 5.5 is a complete and accurate list of all Material (as defined herein) contracts and other agreements, oral and written, to which Seller is a party on behalf of the Gendex Division. The term "Material" as used herein, means any contract or agreement pursuant to which the Gendex Division is either entitled to receive or obligated to perform services and/or monies in an amount in excess of $25,000 per contract or agreement. Seller on behalf of the Gendex Division is not a party to any contract or other agreement with respect to which the Federal Government may require a novation agreement as a result of the transactions contemplated herein. Seller does not know of any fact, circumstance, or condition amounting to a default under any of such contracts or other agreements. All such contracts and other agreements will be in full force and effect at the time of Closing, unless by their terms they expire prior thereto and except as the result of a default by the other party to any such contracts and agreements. Other than such enumerated contracts and other agreements, Seller has no other presently existing Material contract or agreement, oral or written, relating to the Assets or the operation of the Business, except as set forth on Schedule 5.5 or as required or contemplated by this Agreement.

              5.6. Trademarks, Licenses, Etc. Seller (or one of its wholly owned subsidiaries) owns free and clear of any rights or claims of others, the patents and patent applications, right to use all the trademarks and service marks and registrations thereof and applications therefor, trade names, brands, copyrights, copyright applications and copyright registrations, licenses, patents and patent applications, franchises, permits, processes, formulas, trade secrets, inventions and royalties, and rights with respect thereto, and all technical know-how, and non-competition covenants accruing to the benefit of Seller (collectively "Business Rights") as set forth on Schedule 2.1(f) and which are used in the Business as currently conducted and, to the knowledge of Seller, without any conflict or infringement with the right of others, and, except as set forth on Schedule 2.1(f), Seller has not received or to Seller's knowledge been threatened with notice of any claim or assertion that any of the Business Rights infringe or conflict with the rights of others.

              5.7. Insurance. Attached as Schedule 5.7 is a summary of insurance which lists all insurance policies and fidelity bonds covering the Assets and the Business. Except as set forth on Schedule 5.7 or Schedule 5.9, there are no claims against the Assets or the Gendex Division pending under any of such policies or bonds as to which coverage has been questioned or denied or disputed with underwriters, and all premiums due and payable thereunder have been paid. Except as set forth on Schedule 5.7, there are no pending or threatened terminations with respect to any of such policies and bonds (other than pursuant to the terms thereof). All such policies and bonds are, and will be until the time of the Closing, in full force and effect.

              5.8. Taxes. Except as set forth on Schedule 5.8, (i) Seller has timely paid or made provision for all Federal, state and local income, real estate, manufacturer's excise, Federal and state withholding, FICA, FUTA, state unemployment taxes, state and municipal sales and use taxes, license fees and other taxes, fees, or charges levied or imposed upon Seller that are payable or have accrued prior to the Closing Date with respect to the Gendex Division or the Assets, (ii) Seller has not incurred any tax liability, including interest, penalties or assessments which may result in the imposition of any lien, claim, security interest or any other encumbrance on the Gendex Division or the Assets other than as to property taxes not yet due and payable, and (iii) there are no outstanding fines, liens or disputes between Seller and any taxing authority which relate to the Gendex Division or the Assets other than as to property taxes not yet due and payable. Seller is responsible for real property taxes which are related to the period up to the Closing Date and an adjustment for such taxes shall be made at Closing. Such real property taxes are set forth on
Schedule 5.8. Seller shall be liable for all taxes, fees or charges levied or imposed upon Seller with respect to the Gendex Division or the Assets, before or after the Closing Date, for any tax periods prior to the Closing Date.

              5.9. Litigation, Proceedings and Disputes. Except as set forth in
Schedule 5.9, to the best of Seller's knowledge after due inquiry, there are no suits, actions, judgments, administrative, arbitration or other proceedings (including proceedings concerning product liability, municipal or other governmental laws or regulations, labor disputes or grievances or union recognition) or, to Seller's knowledge, governmental investigations by any Federal, state, or local agency or prosecutor's office or of any other kind (collectively "Claims") pending or threatened against the Gendex Division or the Assets. Except as set forth in Schedule 5.9, there are no unsatisfied judgments, orders, stipulations, injunctions, decrees or awards (whether by a court, administrative agency, arbitration, grievance procedure) against Seller with regard to the Gendex Division or which relate to the Assets. Seller acknowledges that, notwithstanding the inclusion of any Claims on Schedule 5.9, it shall indemnify and hold harmless Purchaser against all such Claims.

              5.10. Employees. Subject to the exceptions set forth in the following sentence, Schedule 5.10 hereto lists all employees and consultants of the Gendex Division and indicates their salaries, fees and most recent bonuses, if any, their rights to future bonuses (or deferred portions of prior bonuses), if any, vacation, severance, insurance and other benefits and their respective ages, job titles, dates of hire and social security numbers. Except as disclosed on Schedule 5.10 and as provided in the employee manuals which have been delivered to Del, there are no written or oral commitments by Seller to any of the Gendex Division's employees relating to employment, compensation, wages, bonuses, raises, vacations, severance pay, benefits or similar matters. Seller will pay, through the Closing Date, all salary, wages, bonuses, severance, commissions, accrued vacation and sick days. Purchaser agrees that it shall employ substantially all of the employees of the Gendex Division after Closing, provided that to the extent Purchaser does not continue the employment of certain employees of the Gendex Division, Seller shall pay, within a reasonable time after Closing, the severance benefits, if any, to such employees. Seller has paid all unemployment insurance payments due and payable through the Closing Date and does not have a negative account balance with any unemployment taxing authority with respect to the Gendex Division. Except as disclosed in Schedule 5.10, there are no union plans or collective bargaining agreements.

              5.11. Employee Plans.

                   (a) For purposes of this Agreement, the term "Employee Plan" means each employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each other bonus, incentive compensation, deferred compensation, severance or similar plan, policy or payroll practice providing compensation or employee benefits maintained by Seller on behalf of or for the benefit of the Gendex Division or to which Seller is a participating employer or is obligated to contribute or has any legally enforceable liability and under which any person presently employed by Seller as an employee or consultant of the Gendex Division (an "Employee") or formerly employed by Seller or its predecessors as an employee or consultant of the Gendex Division (a "Former Employee") participates or has accrued any rights or under which Seller is liable in respect of an Employee or Former Employee. The terms "Employee" and "Former Employees, will include, where applicable, the beneficiaries, spouses and dependents of an Employee or Former Employee.
Schedule 5.11 lists or describes all Employee Plans of Seller or its subsidiaries or affiliates regarding the Gendex Division. Each Employee Plan has been maintained in all respects in accordance with its terms and with applicable law. Except as set forth on Schedule 5.11, each Employee Plan (including the related trust) which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or comparable foreign law, does so qualify and is exempt from taxation pursuant to Section 501(a) of the Code. None of the Employee Plans listed on Schedule 5.11 are Multi-employer Plans (as defined within the meaning of Section 3(37) of ERISA) and Seller has no liability under or with respect to, and does not contribute to, any Multi-employer Plan.

                   (b) As of the Closing Date, Seller will have made or will make full payment by direct contributions of all amounts which Seller is required to make under the terms of each Employee Plan regarding the Gendex Division in respect of periods ending on or prior to the Closing Date.

                   (c) There is no accumulated funding deficiency (as defined in Section 412 of the Code), waived funding deficiency (as defined in Section 412 of the Code), or failure to make any payment on or before a required installment due date (as defined in Section 412(m) of the Code) with respect to any defined benefit plan (as defined in Section 3(35) of ERISA) maintained by Seller or any member of the controlled group (within the meaning of Sections 414(b), (c), (m), (n) and (o) of the Code ("Controlled Group") of which Seller is a member, that is or could after the Closing Date become a liability of Del or Purchaser.

                   (d) Neither Seller nor any member of Seller's Controlled Group has incurred or reasonably expects to incur any liability under Title IV of ERISA (or comparable foreign law) arising in connection with the termination of, or withdrawal from, any plan covered or previously covered by Title IV of ERISA (or comparable foreign law) that is or could become a liability of Del or Purchaser after the Closing Date.

                   (e) No event has occurred that could subject Seller, Del or Purchaser to an excise tax under Section 4975 of the Code or a civil penalty under Section 502(i) of ERISA or any comparable section under any foreign law.

                   (f) There exists no condition or set of circumstances which could result in the imposition of any liability under ERISA (including, without limitation, Title I or Title IV thereof), the Code or other applicable law with respect to the Employee Plans. From and after the Closing, Seller shall, subject to Section 12 hereof, indemnify and hold Del and Purchaser harmless from, all liabilities and obligations arising at any time with respect to Employees or Former Employees of Seller under Employee Plans (and all related reporting requirements), and any other employee benefits mandated by law, regardless of the applicable funding arrangements, attributable to periods of employment by Seller of its Gendex Division employees prior to the Closing Date.

              5.12. Compliance with Laws. Seller is not in violation of any material applicable Federal, state, local or foreign law, regulation or order or requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal relating to the Gendex Division ("Laws"). Except as set forth in Schedule 5.9, Seller is not now charged with, nor is Seller now to its knowledge under investigation with respect to, any possible violation of any Law and Seller has filed all material reports required to be filed with regard to the Gendex Division with any governmental authority and taken all other actions required by any Law.

              5.13. Facility.

                   (a) The Facility is presently leased to Seller.

                   (b) To Seller's knowledge, the Facility is in compliance with all, and is not in violation of any, applicable Federal, state or local statute, ordinance, order, requirement, law, rule or regulation (including without limitation any applicable covenant, condition, restrictions or easement), nor has any notice of violation of any applicable Federal, state or local statute, law, ordinance, rule, regulation, order or requirement, or of any covenant, condition, restriction or easement affecting the Facility been given to Seller by any governmental authority or by any person entitled to enforce same.

                   (c) The Facility is not subject to zoning, use or building code restrictions which prohibits, and, no state of facts relating to the actions or inaction of Seller exists which prevents, the continued effective leasing or use of such Facility property for the Business consistent with the manner in which the Gendex Division has conducted its business.

                   (d) No permit, approval, certificate or consent of any governmental authority or public or private utility is required by Purchaser to occupy and utilize the Facility as presently utilized by Seller consistent with the past conduct of the Business.

              5.14. Licenses and Registrations. Seller has all material registrations, licenses, permits, approvals or other authorizations or exemptions ("Licenses and Registrations") of or by government authorities required by it in the conduct of the Gendex Division Business. All such Licenses and Registrations are listed in Schedule 5.14 hereof. All Licenses and Registrations listed in Schedule 5.14 will be in full force and effect on the Closing Date.

              5.15. Relationships. The Gendex Division will use commercially reasonable efforts to maintain all relationships with suppliers, subcontractors and customers and will not enter into any new material contractual obligations prior to the Closing Date without the consent of Del, such consent not to be unreasonably withheld.

              5.16. Customers and Suppliers. Set forth on Schedule 5.16 is an accurate list of each customer and of each supplier which was responsible for, respectively, at least 5% of the gross revenues or 5% of the gross purchases of the Gendex Division in connection with the Products, during the calendar years ended December 31, 1995 and 1994.

              5.17. Environmental Matters. Except as set forth on Schedule 5.17, Seller has not and has no knowledge that there has been generated, stored, treated, discharged, handled, refined, spilled, released or disposed any

Hazardous Substances in violation of any applicable law or regulation at or on the Facility. Except as set forth on Schedule 5.17, to Seller's knowledge, no underground storage tanks exist or have existed at the Facility. Seller has no knowledge of any Hazardous Substances on or in the Facility in violation of any applicable law or regulation and has received no notice, nor is it on notice of, any claim, investigation, litigation or administrative proceeding, actual or threatened, or any order, writ or judgment that relates to any discharge, spill, handling, refining, release, emission, leaching or disposal of pollutants of any kind (including any Hazardous Substances) at the Facility.

              5.18. Representations and Warranties. Neither the representations and warranties of Seller contained (i) herein nor (ii) in any certificate, Exhibit, Schedule or other writing required by the terms hereof to be delivered by Seller (and so delivered) contain any untrue statement of a material fact or taken together omit to state a material fact necessary in order to make the statements herein and therein not misleading, in light of the circumstances in which made.


                                   ARTICLE VI

         Section 6. Representations and Warranties by Del and Purchaser. Each of Del and Purchaser represents and warrants to Seller as of the date of this Agreement and Closing, as set forth below:

              6.1. Organization, Existence and Authority of Del and Purchaser. Each of Del and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and Delaware, respectively, and has and will have at the time of Closing, all corporate power and authority to execute, deliver and perform this Agreement and the other agreements and instruments to be executed and delivered by each of Del and Purchaser pursuant hereto and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by each of Del and Purchaser does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Del's or Purchaser's respective Certificate of Incorporation or By-Laws or, to Del and Purchaser's knowledge, of any law or regulation applicable to Del or Purchaser or of any agreement, mortgage, license, lease, arrangement, instrument, order, arbitration award, judgment or decree to which Del or Purchaser is a party or by which Del or Purchaser is bound.

              6.2. Power and Authority. On or prior to the Closing Date all corporate acts and other proceedings required to be taken by or on the part of each of Del and Purchaser to authorize each of them to carry out this Agreement and such other agreements and instruments to be executed and delivered by each of them pursuant hereto and the transactions contemplated hereby and thereby will have been duly and properly taken. This Agreement has been duly executed and delivered by each of Del and Purchaser and constitutes, and such other agreements and instruments when duly executed and delivered by each of Del and Purchaser will constitute, legal, valid and binding obligations of each of them enforceable against them in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting creditors rights or by general equitable principles under common law. The execution, delivery and performance by each of Del and Purchaser of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance under, any agreement by which Del or Purchaser may be bound or affected.

              6.3. Consents. Subject to Section 10.1(b), no consent, filing or approval of any Federal, state or local governmental agency or department or any other person not a party to this Agreement is required or necessary in connection with the execution, delivery and performance under this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby and thereby.

              6.4. Representations and Warranties. Neither the representations and warranties of Del or Purchaser contained (i) herein nor (ii) in any certificate, Exhibit, Schedule or other writing required by the terms hereof to be delivered by Del or Purchaser (and so delivered) contain any untrue statement of a material fact or taken together omit to state a material fact necessary in order to make the statements herein and therein not misleading in light of the circumstances in which made.


                                   ARTICLE VII

         Section 7. Additional Covenants and Agreements.

              7.1. Plant Closing Law. Seller and Purchaser shall comply, to the extent applicable, with The Worker Adjustment and Retraining Notification Act and the rules and regulations promulgated thereunder. Subject to Section 12 hereof, each party shall indemnify the other party for all Indemnified Amounts, as hereinafter defined, incurred or suffered by such other party arising out of the indemnitor's failure to comply with such Act, its rules or regulations.

              7.2. "Universal Imaging". Seller shall assign and transfer to Purchaser all of its right, title and interest in and to the trademark/trade name "Universal Imaging".

              7.3. "Gendex" License. Seller shall grant to Purchaser an exclusive license and right to use the trademark/trade name "Gendex" (in conjunction with the word "medical" and "Del" if used in any corporate name) for a period of five (5) years following the Closing Date in connection with the manufacture and sale of (i) the Products; and (ii) all other new medical imaging products that may be developed by Purchaser in accordance with the Trademark License Agreement attached as Schedule 7.3.

              7.4. Long Term Supply Contracts. Seller shall assign to Purchaser, and Purchaser shall assume from Seller, the outstanding long term supply contracts listed on Schedule 7.4 attached hereto ("Long Term Supply Contracts") of the Gendex Division which have been entered into in the ordinary course of business on commercially reasonable terms. Seller shall use commercially reasonable efforts to obtain each supplier's consent, if so required, to such assignment. Such assignment and assumption shall be evidenced by the assignment and assumption agreement (the "Assignment and Assumption Agreement") in the form attached hereto as Schedule 7.4A.

              7.5. Gendex Division Accounts Receivable. Purchaser shall use commercially reasonable efforts (including follow-up phone calls made to account debtors) to request from account debtors the accounts receivable of the Gendex Division for a period of twelve (12) months following the Closing Date. Within two (2) weeks following collection thereof, Purchaser shall pay all such collected amounts to Seller and in addition shall notify Seller of all disputed invoices for action by Seller. Purchaser shall prepare and transmit to Seller monthly statements of account within two (2) weeks of the end of the month with respect to such accounts receivable. Purchaser shall in addition promptly advise Seller in the event that any account debtor shall pay its invoices out of sequence. Purchaser shall not disparage Seller or the Gendex Division with respect to such accounts receivable of the Gendex Division or advise any account debtor not to pay an invoice of Seller. Purchaser shall cooperate with Seller in connection with the collection of such accounts receivable. Except as set forth above, Purchaser shall have no obligation for uncollected receivables and no obligation to undertake collection efforts on behalf of Seller.

              7.6. The Facility Lease. Subject to the provisions of Section 13 hereof, on the Closing Date, Seller shall assign to Purchaser the lease for the Facility where the Gendex Division currently conducts its operations, and Purchaser shall assume Seller's obligations thereunder. Seller represents that there are no existing tax abatements or pending assessments in connection with the premises upon which the Facility is located which affect the Business. Seller has obtained and delivered to Purchaser the landlord's consent to such assignment, a copy of which is attached as Schedule 7.6, including the options for the renewal of the Facility lease (the "Landlord Consent"). Purchaser's obligations in connection with the assumption of the Facility lease are expressly contingent upon (i) the receipt by Purchaser of a satisfactory engineer's report, and (ii) the receipt by Purchaser of a satisfactory Phase I environmental audit. The cost of such audit shall be allocated in accordance with the Environmental Due Diligence Agreement, a copy of which is attached as
Schedule 7.6A.

              7.7. Confidentiality Agreement. Del and Seller shall enter into a confidentiality agreement (the "Confidentiality Agreement") in the form attached hereto as Schedule 7.7, pursuant to which each company shall agree to hold in strict confidence all confidential information of the other.

              7.8. Distribution Agreement. On the Closing Date Seller shall enter into a distribution agreement (the "Distribution Agreement") with Purchaser in the form attached hereto as Schedule 7.8, whereby Purchaser shall have the right to sell to hospitals and medical clinics (not including clinics that primarily provide dental services) Seller's intra-oral and panoramic dental systems as set forth in the Distribution Agreement for a period of five (5) years following the Closing Date. During Year One, Seller shall sell such dental systems to Purchaser at prices equal to Seller's intra-company transfer prices charged to the Gendex Division during calendar year 1995 (which shall include a three (3%) percent increase over the current transfer prices) plus seven (7%) percent ("Dental Systems Base Prices"). During Year Two and each of the three consecutive twelve month periods immediately following Year Two, Seller shall sell such dental systems to Purchaser at prices equal to the Dental Systems Base Prices, plus or minus for each of such twelve month periods, an adjustment equal to the cumulative percentage increase or decrease, as the case may be, in the PPI during the immediately prior twelve, twenty-four, thirty-six and forty-eight month periods, respectively.

              7.9. Fabricated Parts. On the Closing Date, Seller shall enter into a supply agreement (the "Supply Agreement") with Purchaser in the form attached hereto as Schedule 7.9, pursuant to which, during the six month period after Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, selected Fabricated Parts in the aggregate amount of Two Million Five Hundred Thousand ($2,500,000). The price of such Fabricated Parts shall be equal to Seller's intra-company transfer prices ("Base Prices") charged to the Gendex Division during calendar year 1995 (the "Base Year") (a complete list of Fabricated Parts and Base Prices is specifically attached to Schedule 7.9) plus an increase not to exceed three (3%) percent.

              7.10. MIS and Data Processing Services. Seller shall provide Purchaser with MIS and data processing services as set forth in the Data Processing Agreement attached as Schedule 7.10, for a period not to exceed three
(3) years following the Closing Date. Purchaser shall provide Seller with not less than ninety (90) days prior written notice of its intent to terminate such MIS and Data processing services at any time prior to the expiration of such three (3) year period. During Year One, in payment for such services Purchaser shall pay to Seller a sum not to exceed $100,000 (the "Base Service Fee"). During the second and third twelve (12) month periods ("Year Two" and "Year Three"), in payment for such services Purchaser shall pay to Seller a sum equal to the Base Service Fee actually paid by Purchaser during Year One, plus or minus for each of Year Two and Year Three, an adjustment equal to the cumulative percentage increase or decrease, as the case may be, in the PPI during the immediately prior twelve and twenty-four month periods, respectively.

Seller shall use good faith efforts to provide accurate and timely services, provided however, that Seller does not guarantee the accuracy of data and information from such services and assumes no liability for direct or consequential damages arising from any alleged inaccuracies of such information unless caused by the knowing and intentional act of Seller.

              7.11. Reasonable Access By Del and Purchaser Pending Closing. In accordance with the provisions of a Confidentiality Agreement entered into between Seller and Del dated November 1, 1995, Seller will give to Del and Purchaser, their counsel, accountants, engineers and other representatives, after reasonable notice, reasonable access during normal business hours throughout the period prior to the Closing, to all of the properties, books, contracts, commitments and records relating to the Gendex Division Business.

              7.12. Taxes. The parties hereto will cooperate with each other in connection with any audit by the Internal Revenue Service or any other tax authority of any tax return to the extent relevant to the operations of the Gendex Division prior or subsequent to the Closing Date. From and after the Closing Date, Seller shall file when due all tax returns relating to the Business for all periods up to the Closing Date, and shall pay the taxes shown to be due on any such returns. Purchaser shall file and pay when due all tax returns and taxes relating to the Business for periods after the Closing Date. Any and all sales, use and transfer taxes of any kind or nature required to be paid in connection with the sale of the Assets to Purchaser shall be paid by Seller.

              7.13. Books and Records. Until the expiration of the applicable statutory period of limitations, or for such longer period if such statutory period is extended, each of the parties hereto will to the extent necessary in connection with any tax or other matters relating to the Gendex Division Business (i) retain and, as each may reasonably request, permit the other and their agents to inspect and copy, all books and records relating to the Gendex Division Business and provide access to such information from such books and records as may be reasonably requested and (ii) furnish to the other party access to the information necessary to file required returns with respect to Taxes.

              7.14. Financial Condition. Since December 31, 1995 and through the Closing Date:

                   (a) There has been and will be no material adverse change in the financial condition, results of operations, business, properties, Assets or liabilities of the Gendex Division.

                   (b) The operations and business of the Gendex Division have been and will be conducted only in the ordinary course.

                   (c) There has been and will be no accepted purchase order or quotation, arrangement or understanding for future sale of the products or services of the Gendex Division which is not in the ordinary course of business and consistent with past practices.

                   (d) The Gendex Division has not suffered and will not suffer an extraordinary loss (whether or not covered by insurance) or waived any right of substantial value.

                   There is no fact known to Seller which materially adversely affects the financial condition, results of operations, business, properties, Assets or liabilities of the Gendex Division other than as set forth in this Agreement.

              7.15. Conduct of Business Pending the Closing. From the date hereof until the Closing Date, Seller shall conduct the Business only in the ordinary course and will use reasonable commercial efforts to:

                   (a) preserve intact the Assets and the current business operations and properties of the Gendex Division;

                   (b) take no action or fail to take such action the consequence of which will cause a breach of or default in any contract, agreement, commitment or obligation to which it is a party or by which it may be bound;

                   (c) keep at all times full and complete books and records, consistent with past practices for the Gendex Division.

              7.16. Access to Books and Records. Prior to Closing, Purchaser and Del shall have access to all books and records of Seller which contain information regarding the Business and the Assets.

              7.17. Supplemental Disclosure. Seller, on the one hand and Purchaser and Del, on the other hand, shall have the right from time to time prior to the Closing to supplement the Schedules hereto with respect to any matter hereafter arising which, if existing or known as of the date of this Agreement, would have been required to be set forth or described in such Schedule. Any such supplemental disclosure will be deemed not to have cured any breach of any representation or warranty made in this Agreement for purposes of the indemnification obligations set forth in Articles XI and XII hereof.

              7.18. Employees. Del and Purchaser, on the one hand, and Seller on the other hand, agree that for a period of two (2) years after the Closing they shall not contact, solicit or hire any employees of the other, except for those employees of the Gendex Division hired at Closing as part of the transaction contemplated herein.

              7.19. License Back. From and after the Closing, Seller shall have a non-exclusive, paid-up license to use, sell, make or have made under the Patents and business and technical information to the extent that such Patents and business and technical information apply to the design, manufacture, sale or service of any non-medical x-ray product or business of Seller (or upgrade thereof) and with respect to products produced under the Supply Agreement. Seller shall have no right to sublicense or assign the Patents.


                                  ARTICLE VIII

         Section 8. Bulk Sales. The parties agree that compliance with the bulk sales laws of the State of Illinois is waived and Seller hereby indemnifies, subject to the provisions of Section 12, and holds Del and Purchaser harmless from any and all Indemnified Amounts arising from any creditor claims as a result of such bulk transfer which were not disclosed pursuant to any Schedule or Exhibit to this Agreement.


                                   ARTICLE IX

         Section 9. Closing.

              9.1. Location of The Closing. The Closing shall be held at the offices of Tashlik, Kreutzer & Goldwyn P.C., 833 Northern Boulevard, Great Neck, New York 11021.

              9.2. Documents to be Delivered by Seller. On the Closing Date, Seller shall deliver to Del and Purchaser:

                   (a) Executed copies of:

                        (i)  the Non-Compete Agreement;

                        (ii) the Assignment and Assumption Agreement;

                        (iii) the Lease Assignment;

                        (iv) the Confidentiality Agreement;

                        (v)  the Distribution Agreement;

                        (vi) the Supply Agreement;

                        (vii) the Trademark License Agreement; and

                        (viii) the Data Processing Agreement.

                   (b) a certificate of the Secretary of Seller as to the resolutions duly adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement by Seller; the incumbency and signatures of officers of Seller; and a certificate stating that the resolutions authorizing the execution, delivery and performance of this Agreement are in full force and effect;

                   (c) a Bill of Sale;

                   (d) an opinion of counsel for Seller, reasonably satisfactory to Purchaser's counsel, dated as of the Closing Date;

                   (e) a cross receipt evidencing receipt by Seller of the Purchase Price;

                   (f) Any other document or instrument of conveyance and transfer necessary to implement and consummate this Agreement or any other documents which may be reasonably requested by Del or Purchaser to consummate the transactions contemplated herein.

              9.3. Documents to be Delivered by Del and Purchaser. On the Closing Date, Del and Purchaser shall deliver to the Seller:

                   (a) The Cash and executed original Note;

                   (b) Executed copies of each of the Transaction Documents;

                   (c) The opinion of counsel for Del and Purchaser, reasonably satisfactory to Seller's counsel, dated as of the Closing Date;

                   (d) The Guaranty of Del with respect to the performance of Purchaser under the Transaction Documents and any other documents necessary to consummate the transactions contemplated herein.

                   (e) The resolutions duly adopted by the Board of Directors of Del and Purchaser authorizing the execution, delivery and performance of this Agreement by Del and Purchaser, certified by the Secretary of Del and Purchaser; a certificate of the Secretary of Del and Purchaser as to the incumbency and signatures of officers of Del and Purchaser; and a certificate stating that the resolutions authorizing the execution, delivery and performance of this Agreement are in full force and effect;

                   (f) A cross receipt evidencing delivery of the Assets to Purchaser; and

                   (g) Any other documents which may be reasonably required to consummate the transactions contemplated herein or any other documents reasonably requested by Seller in connection with the transactions contemplated herein.

                   Unless otherwise provided in this Agreement, all documents and instruments delivered shall be dated the Closing Date and shall be reasonably satisfactory as to form and content to each party and its respective counsel.

              9.4. Real Estate Taxes. Purchaser shall forward any tax bills to Seller for periods prior to Closing promptly upon receipt and Seller shall be responsible for the payment of any such bills.

              9.5. Adjustments for Rental Payments. At Closing, there shall be an adjustment to the Purchase Price regarding the rental payments in connection with the Facility.


                                    ARTICLE X

         Section 10. Conditions to Closing.

              10.1. Conditions to Purchaser's Obligations. All the obligations of Purchaser and Del under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which Purchaser may waive in writing:

                   (a) As a condition precedent to the obligation of Purchaser and Del to consummate the transaction contemplated by this Agreement, Seller has delivered to Purchaser and Del certified financial statements (the "Financial Statements") for the Gendex Division for the last two fiscal years ending December 31, 1994 and December 31, 1995, respectively. Such certified financial statements shall include a statement of net assets to be acquired by Purchaser and a statement of revenues less expenses for such years. Such certified financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied throughout the years involved, shall be acceptable to the U.S. Securities and Exchange Commission ("SEC") and shall be in accordance with the books and records of Seller and the Gendex Division. In the event either (i) the above referenced financial statements are not acceptable to the SEC for any reason whatsoever (other than as to matters or items prepared by Purchaser or Del) or (ii) such financial statements are not filed with the SEC as a result of the unwillingness of the auditors of Seller to consent to the inclusion of such statements in any securities filing of Del or the Purchaser, then in either of such events, Seller shall be responsible to use its best efforts to assist Del and Purchaser in the accomplishment of such events, including the payment of all additional costs and expenses of Seller's or Purchaser's and Del's independent certified public accountants to prepare such financial statements and consent to their inclusion in any securities filing of Del.

                   (b) As a condition precedent to the obligation of Purchaser and Del to consummate the transaction contemplated by this Agreement, Del's institutional Lender shall grant its consent thereto, the status of which Del shall keep Seller advised.

                   (c) Seller shall have performed in all material respects all of its obligations under this Agreement required to be performed at or before the Closing, and there shall have been delivered to Purchaser and Del a certificate of an officer of Seller, dated the Closing Date, to such effect.

                   (d) The representations and warranties of Seller contained in
Section 5 of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date and there shall have been delivered to Purchaser and Del a certificate of an officer of Seller, dated the Closing Date, to such effect.

                   (e) No action or proceeding to enjoin any transaction contemplated by this Agreement shall have been instituted, and no injunction or restraining order in any action or proceeding against any such transaction shall then be in effect.

              10.2. Conditions to Seller's Obligations. All the obligations of Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which Seller may waive in writing:

                   (a) Purchaser and Del shall have performed in all material respects all of its obligations under this Agreement required to be performed at or before the Closing, and there shall have been delivered to Seller a certificate of an officer of Purchaser and Del, dated the Closing Date, to such effect.

                   (b) The representations and warranties of Purchaser and Del contained in Section 6 of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, and there shall have been delivered to Seller a certificate of an officer of Purchaser and Del, dated the Closing Date, to such effect.

                   (c) No action or proceeding to enjoin any transaction contemplated by this Agreement shall have been instituted, and no injunction or restraining order in any action or proceeding against any such transaction shall then be in effect.

                                   ARTICLE XI

         Section 11. Product Liability Responsibility and Environmental Indemnification.

              11.1. Product Liability Responsibility.

                   (a) Except as set forth below, Seller shall have sole responsibility for all warranty expense, product liability or other obligation with respect to the sale and manufacture of all products prior to the Closing Date and indemnifies Del and Purchaser and holds each of them harmless from any and all demands, actions, claims, losses, damages and costs and expenses (including, without limitation, attorneys' fees) ("Del Liability Claim") arising from or in connection with all products manufactured and sold (shipped) by Seller and/or the Gendex Division prior to the Closing Date, whether such claims are based on negligence, breach of warranty or strict liability, regardless of when such Liability Claim is brought or incurred. The indemnification obligation hereunder shall be governed by the provisions of Section 12 hereof.

                   (b) Notwithstanding the foregoing, following the Closing Date Purchaser shall perform support services for products invoiced and sold by the Gendex Division prior to the Closing Date and, in Purchaser's sole discretion, the handling and accepting of returned products by customers of Seller. For non-warranty work, Purchaser may bill or charge the customer at rates Purchaser deems appropriate, and for in-warranty work, Purchaser shall from time to time invoice Seller at Manufacturing Cost (as defined herein) for such in-warranty support services and Seller shall promptly reimburse Purchaser for such amount minus any actual realized salvage value, if any. Purchaser agrees to use reasonable efforts to seek reimbursement for defective parts and components from the suppliers thereof. The term "Manufacturing Costs" as used herein shall mean Purchaser's costs of direct material, direct labor and manufacturing overhead, including freight in applied to labor plus 5% on such aggregate costs, excluding sales and marketing costs and interest expense. In the event Purchaser, in its discretion, has elected to accept a returned product originally sold by Seller, Purchaser shall reimburse Seller for the value of such returned products. The value of any returned product shall be deemed to be the standard cost of the product minus the manufacturing cost of any rework and 10% of standard cost. If Purchaser has, in its discretion, authorized a customer to return a product, Seller shall have no liability for such returned product.

                   (c) Except as set forth above, Purchaser shall have sole responsibility for all warranty expense, product liability or other obligation with respect to the sale and manufacture of all products after the Closing Date and indemnifies Seller and holds it harmless from any and all demands, actions, claims, losses, damages, costs and expenses (including, without limitation, attorneys' fees) ("Seller Liability Claim") arising from or in connection with all products manufactured and sold (shipped) by Purchaser after the Closing

Date, whether such claims are based on negligence, breach of warranty or strict liability, regardless of when such Seller Liability Claim is brought or incurred. The indemnification obligation hereunder shall be governed by the provisions of Section 12 hereof.

              11.2. Environmental Indemnification. Seller shall indemnify, defend and save harmless Purchaser and Del from all damages, costs, penalties, fines, suits, procedures, claims, liabilities and actions of any kind ("Del Environmental Liability Claim") arising out of or in any way connected with any spills or discharges of Hazardous Materials or wastes at the Facility which occurred prior to the Closing Date and during Seller's possession of the Facility; and from all fines, suits, procedures, claims and actions of any kind including, but not limited to, reasonable attorney fees incurred by Purchaser or Del arising out of Seller's failure to provide all information, make all submissions and take all actions required by any governmental entity or agency thereof prior to the Closing Date and during Seller's possession of the Facility.


                                   ARTICLE XII

         Section 12. Indemnification; Survival.

              12.1. Survival. The representations and warranties of the parties hereto contained herein or in any certificate, Schedule or other writing attached hereto, or required by the terms hereof to be delivered (and so delivered), by the parties or communicated in writing as of the Closing Date shall survive the Closing Date for a period of two (2) years, except as to tax matters as set forth in Sections 5.8 and 7.12, product liability claims as set forth in Section 11.1, litigation matters as set forth in Section 5.9, environmental matters as set forth in Sections 5.17 and 11.2 and pension matters as set forth in Section 5.11, all of which shall survive for a period equal to the applicable statute of limitations. Notwithstanding the preceding sentence, the right to indemnity with respect to any representation or warranty in respect of which indemnity may be sought under Sections 11 and 12 hereof shall survive the time at which it would otherwise terminate if notice of the inaccuracy or breach thereof, which shall include with reasonable specificity the elements of such claim, shall have been given to the party against whom such indemnity may be sought prior to such time.

              12.2. Indemnification by Seller.

                   (a) Seller hereby indemnifies Del and Purchaser and their respective officers, directors, controlling persons (if any), employees, attorneys, agents and stockholders (the "Indemnitees") against and agree to hold each of them harmless from any and all damage, loss, liability, expense (including, without limitation, reasonable out-of-pocket expense of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding brought by, against or involving any Indemnitee) and cost (collectively, "Del Indemnified Amounts") incurred or suffered by any Indemnitee arising out of (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Seller pursuant to this

Agreement or any of the Transaction Documents, (ii) any Del Liability Claim; and
(iii) any Del Environmental Liability Claim.

                   (b) The Indemnitees each agree to give notice within the time periods specified in Section 12.1 to Seller within sixty (60) days of having knowledge of such claim after learning of the assertion of or having specific knowledge as to any claim, or the commencement of any suit, action or proceeding, in respect of which indemnity may be sought hereunder. The failure of an Indemnitee to give such notice within sixty (60) days and in sufficient time thereafter to prevent Seller from being materially prejudiced in the defense of such claim, suit, action or proceeding shall constitute a waiver of its rights hereunder in respect of the claim, suit, action or proceeding with respect to which such notice was required to have been given hereunder.

                   (c) Seller shall not be liable under this Section 12.2 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

                   (d) The amount required to be paid to an Indemnitee by Seller for any Del Indemnified Amounts hereunder shall be the amount which, after taking into account the effect of Federal, state and local tax laws, places the Indemnitee in the same position as if the matter giving rise to the indemnification had not occurred and such payment had not been received. Such amounts shall be paid not later than thirty (30) days after receipt by Seller of written notice from the Indemnitee stating that such Indemnified Amounts have been incurred and the amount thereof and of the related indemnity payment; provided, however, that any disputed amounts shall be due and payable within thirty (30) days after such amounts are finally determined by mutual agreement or by a court of competent jurisdiction to be owing by Seller to Del and/or Purchaser.

              12.3. Indemnification by Purchaser and Del.

                   (a) Each of Purchaser and Del hereby indemnifies Seller and its respective officers, directors, shareholders, employees, attorneys and agents against and agrees to hold each of them harmless from any and all damage, loss, liability, expense (including, without limitation, reasonable out-of-pocket expense of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding brought by, against or involving Seller) incurred or suffered by Seller and cost (collectively, "Seller Indemnified Amounts") incurred or suffered by Seller arising out of (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Del or Purchaser pursuant to this Agreement or any Transaction Document; and (ii) any Seller Liability Claim.

                   (b) Seller agrees to give notice within the time periods specified in Section 12.1, to Purchaser and Del within sixty (60) days of having knowledge of such claim after learning of the assertion of or having specific knowledge as to any claim, or the commencement of any suit, action or proceeding, in respect of which indemnity may be sought hereunder. The failure of Seller to give such notice within such sixty (60) days and in sufficient time thereafter to prevent Purchaser and Del from being materially prejudiced in the defense of such claim, suit, action or proceeding shall constitute a waiver of its rights hereunder in respect of the claim, suit, action or proceeding with respect to which such notice was required to have been given hereunder.

                   (c) Purchaser and Del shall not be liable under this Section
12.3 for any settlement effected without their consent for any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

                   (d) The amount required to be paid to Seller by Purchaser or Del for any Seller Indemnified Amounts hereunder shall be the amount which, after taking into account the effect of Federal, state and local tax laws, places the Seller in the same position as if the matter giving rise to the indemnification had not occurred and such payment had not been received. Such amounts shall be paid not later than thirty (30) days after receipt by Purchaser and Del of written notice from Seller stating that such Indemnified Amounts have been incurred and the amount thereof and of the related indemnity payment; provided, however, that any disputed amounts shall be due and payable within thirty (30) days after such amounts are finally determined by mutual agreement or by a court of competent jurisdiction to be owing by Purchaser and/or Del to Seller.

              12.4. Limitations on Indemnification.

                   (a) Notwithstanding anything to the contrary contained herein, the Seller shall be obligated to indemnify Del and the Purchaser, and Del and the Purchaser shall be obligated to indemnify the Seller, for the applicable Indemnified Amounts hereunder only up to a maximum aggregate amount equal to the Purchase Price plus the Contingent Consideration.

                   (b) Notwithstanding anything to the contrary contained herein, neither Seller nor Del or Purchaser shall be entitled to any recovery from the other with respect to any breach of warranty or representation set forth herein or the indemnification provided for in Sections 5.17, 11 or 12 hereof unless and until the aggregate amount of the applicable Indemnified Amounts suffered, sustained or incurred by the asserting party, or to which such party becomes subject, by reason of such breach or indemnity, shall exceed in the aggregate Fifty Thousand ($50,000) Dollars (the "Cushion Amount"). In the event that the sum of the applicable Indemnified Amounts for which no indemnification has been made hereunder (the "Aggregate Indemnified Amount") shall exceed the Cushion Amount, the indemnification obligations imposed herein shall apply to all amounts from the first dollar of such claims.

                   (c) Notwithstanding anything to the contrary contained herein, the indemnification limitation and Cushion Amount set forth herein and in Section 12.1 shall not apply in the event that the Seller, Del or Purchaser, as the case may be, fraudulently (i) omitted a material fact or (ii) misrepresented or breached any representation or warranty in this Agreement or in any agreement or schedule required to be delivered by Seller or by Del or Purchaser, as the case may be.

              12.5. Conduct of Litigation. Each indemnifying party shall be entitled at its own expense to conduct the defense of any claim or action to be indemnified hereunder in which event such defense shall be conducted by counsel chosen by such indemnifying party, which counsel may be any counsel reasonably satisfactory to the indemnitees, and the indemnified party shall bear all fees and expenses of any additional counsel retained by them; provided, however, that if counsel for the indemnified party reasonably determines that there is a conflict between the positions of the indemnified party and the indemnifying party in conducting the defense of such action or that there are legal defenses available to such indemnified party different from or in addition to those available to the indemnifying party, then counsel for the indemnified party shall be entitled, if the indemnified party so elects, to conduct the defense to the extent reasonably determined by such counsel to protect the interests of the indemnified party, at the expense of the indemnifying party. If the indemnifying party shall elect not to assume the defense of such claim or action, and such action is finally determined by a court of competent jurisdiction and such indemnifying party is determined to be liable for the indemnification obligations hereunder, then the indemnifying party will reimburse the indemnitees for the reasonable fees and expenses of any counsel retained by them in such action and/or in any action brought by the indemnified party to determine the indemnification obligations of the indemnifying party and all court costs, interest, and fees and disbursements as permitted by statute, and the indemnifying party shall be bound by the results obtained by the indemnitees; provided, however, that no such claim or action shall be settled without the written consent of the indemnifying party.

              12.6. Exclusivity of Remedies. Except (i) for any equitable remedies to which the parties may be entitled and (ii) as otherwise expressly provided in this Agreement, the parties' remedies for breach of the representations, warranties and agreements herein contained and all other rights and remedies of the parties for breach of this Agreement or in connection with any dispute arising under this Agreement or the transactions contemplated hereby or arising out of or relating to the Assets or the Business as heretofore or hereafter conducted or as existing on the Effective Date shall be exclusively governed by this Section 12.

              12.7. No Implied Representations. Purchaser, Del and Seller acknowledge that, except as expressly set forth in this Agreement, the Schedules, or in the agreements referenced herein, neither Purchaser, Del nor Seller has made or is making any oral or written representation or warranty to the other, implied or otherwise.

                                  ARTICLE XIII

         Section 13. Termination Fee. In the event for any reason either party shall breach this Agreement ("Breach") or shall notify the other ("Notice") of its decision not to proceed with this transaction on the terms provided herein, except if such breach or Notice is due to a material breach by the other party of this Agreement, the breaching or notifying party shall pay to the other party in certified funds, within thirty (30) days of the Breach or the Notice, a termination fee equal to $500,000; provided, however, that Del shall not be obligated to pay a termination fee to Seller in the event that Del, in the course of its due diligence investigation with respect to the Gendex Division discovers one or more facts and/or circumstances that may adversely and materially effect the business operations or financial condition of the Gendex Division (as compared to the financial condition reflected in the audited financial statements of the Gendex Division for the twelve months ended December 31, 1995 or the Assets; provided, further, however, that neither Del nor Seller shall be obligated to pay a termination fee to the other in the event that (i) Del's institutional lender declines to finance the acquisition of the Assets or
(ii) Seller shall have failed to obtain and keep in full force and effect the Landlord Consent and Del elects not to proceed for such reason. The parties hereto agree that the termination fee shall not preclude either party from pursuing any other remedies in equity.


                                   ARTICLE XIV

         Section 14. Miscellaneous.

              14.1. Notices. Any notices or other communications required or permitted hereunder shall be in writing and sufficiently given if sent by confirmed telefax, overnight delivery or by registered or certified mail, postage prepaid, addressed to the parties hereto as follows:

              To Seller:

                   Dentsply International Inc.
                   570 West College Avenue
                   York, PA 17405-0872
                   Attention: Secretary
                   Facsimile: (717) 843-6357

              To Del:

                   Del Global Technologies Corp.
                   11550 West King Street
                   Franklin Park, Illinois 60131
                   Attention: Mr. Leonard A. Trugman

              To Purchaser:

                   Gendex- Del Medical Imaging Corp.
                   c/o Del Global Technologies Corp.
                   1 Commerce Park
                   Valhalla, NY 10595
                   Attention: Mr. Leonard A. Trugman

              Copy to:

                   Tashlik, Kreutzer & Goldwyn P.C.
                   833 Northern Blvd.
                   Great Neck, NY 11021
                   Attention: Martin M. Goldwyn, Esq.

or such other addresses as shall be furnished by like notice by such party.

              14.2. Brokers. Seller, Purchaser and Del each represents to the other that it has not dealt with any broker for this transaction and has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission upon consummation of the transactions contemplated hereby. Purchaser and Del, on one hand, and Seller, on the other hand, agree to indemnify and hold each other harmless from and against any and all loss, damage, liability, cost or expense (including reasonable attorneys' fees) suffered or incurred as a result of any breach of the foregoing representations.

              14.3. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors. The parties may not assign this Agreement.

              14.4. Entire Agreement; Amendment. This Agreement including the Schedules, documents delivered hereunder and any agreements referenced herein, embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations and understandings with respect thereto. This Agreement may be amended, and any provision hereof waived, but only in writing signed by the party against whom such amendment or waiver is sought to be enforced.

              14.5. Counterparts. This Agreement may be executed in counterparts, including telefax pages which shall be deemed originals with the originals to be provided within a reasonable time, all of which shall together constitute one and the same instrument.

              14.6. Agreement to Take Necessary and Desirable Actions. Seller, Del and Purchaser each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

              14.7. Headings. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

              14.8. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Delaware applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws thereof. Except in respect of any action commenced by a third party in another jurisdiction, the parties hereto agree that any legal suit, action, or proceeding against them arising out of or relating to this Agreement may be brought in the United States Federal Courts in the State of Delaware or the Courts of Chancery, in the State of Delaware. The parties hereto hereby accept the jurisdictions of such courts for the purpose of any such action or proceeding, and agree that venue for any action or proceeding brought in the State of Delaware shall lie in the United States Federal Courts or the Courts of Chancery located in New Castle County, Delaware, as the case may be. Each of the parties hereto hereby irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by United States registered or certified mail postage prepaid at its address set forth herein.

              14.9. No Implied Waiver. No failure or delay on the part of the parties hereto to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver; nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. All rights and remedies granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity except or otherwise expressly provided herein.

              14.10. No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

              14.11. Nondisclosure of Agreement. Prior to Closing, Purchaser, Del and Seller shall make no public disclosure regarding the negotiations between the parties, the existence of this Agreement or the specific financial and other terms and conditions of this Agreement, unless such disclosure is (i) agreed upon by prior written approval of the parties hereto, (ii) required by law (in which case the disclosing party shall, prior to disclosure, advise and consult with the other party and its counsel concerning such disclosure), or
(iii) if in the opinion of counsel to either party such disclosure is necessary or appropriate by reason of Federal securities laws. Subsequent to Closing, the parties hereto shall not be prohibited from disclosing the consummation of the transaction contemplated by this Agreement.

         IN WITNESS WHEREOF, this Agreement has been duly executed on behalf of each of the parties hereto by their duly authorized officers as of the day and year first above written.

                                        DENTSPLY INTERNATIONAL INC.

                                        By:  /s/Edward Yates
                                             ----------------------------------
                                             Edward D. Yates
                                             Senior Vice President and CFO

                                        DEL GLOBAL TECHNOLOGIES CORP.

                                        By:  /s/David Engel
                                             ----------------------------------
                                             David Engel
                                             Executive Vice President and CFO

                                        GENDEX-DEL MEDICAL IMAGING CORP.

                                        By:  /s/David Engel
                                             ----------------------------------
                                             David Engel
                                             Executive Vice President and CFO